Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation having its principal office c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201 (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Corporation desires to amend and restate its charter as currently in effect.

SECOND:  The provisions of the charter now in effect, as amended hereby in accordance with the MGCL, are as follows (capitalized terms used but not defined in these Articles shall have the respective meanings ascribed to them in Section 5.02, Section 5.04(a) and Section 7.01 hereof):

ARTICLE I

NAME

The name of the Corporation is:

Omega Healthcare Investors, Inc.

ARTICLE II

PURPOSES

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the MGCL as now or hereafter in force, including, without limitation or obligation, the ownership and leasing of real property, the ownership of mortgages secured by interests in real property and, subject to the provisions of Section 5.04(l), engaging in business as a REIT.

ARTICLE III

PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, and the address is 351 West Camden Street, Baltimore, Maryland 21201.  The Corporation may maintain an office or offices in such other place or places as may be, from time to time, fixed by its Board of Directors or as may be fixed by the Bylaws.

ARTICLE IV

CAPITAL STOCK

Section 4.01        Authorized Shares.  The total number of shares of capital stock that the Corporation shall have authority to issue is Two Hundred Twenty Million (220,000,000), of which Two Hundred Million (200,000,000) shall be shares of Common Stock having a par value of $.10 per share and Twenty Million (20,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share, of which 4,739,500 shares are designated as 8.375% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred”), with the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such Series D Preferred as set forth on Exhibit A attached hereto and made a part hereof.  The aggregate par value of all said shares shall be Forty Million Dollars ($40,000,000).  The Board of Directors shall have the authority to authorize the issuance of Common Stock or Preferred Stock from time to time in such amounts and for such consideration as the Board of Directors shall deem appropriate.

Section 4.02         Preferred Stock.  The Board of Directors shall have the authority to authorize from time to time the issuance of Preferred Stock in one or more series as the Board of Directors shall deem appropriate, and to fix the rights, powers and restrictions of the Preferred Stock by resolution and the filing of articles supplementary. Such authority shall include, but not be limited to, the designation of the following:

(a)   the number of shares constituting such series and the distinctive designation thereof;

(b)   the voting rights, if any, of such series;

(c)   the rate of dividends payable on such series, the time or times when such dividends will be payable, the preference to, or any relation to, the payment of dividends to any other class or series of stock and whether the dividends will be cumulative or non-cumulative;

(d)   whether there shall be a sinking or similar fund for the purchase of shares of such series and, if so, the terms and provisions that shall govern such fund;

(e)   the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the Corporation;

(f)     the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or any other series of the same or of any other class or classes of Equity Shares, the price or prices or rate or rates of conversion or exchange, with such adjustments thereto as shall be provided, at which such shares shall be convertible or exchangeable, whether such rights of conversion or exchange shall be exercisable at the option of the holder of the shares or the Corporation (or both) or upon the happening of a specified event, and any other terms or conditions of such conversion or exchange; and

(g)   any other preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of such series.

Section 4.03         Preemptive Rights.  No holder of Equity Shares shall, in its capacity as such a holder, have any preemptive or other right to purchase or subscribe for any Equity Shares or any other security of the Corporation that the Corporation may issue or sell other than such right, if any, as the Board of Directors, in its discretion, may determine.

ARTICLE V

DEFINING, LIMITING AND REGULATING POWERS OF THE CORPORATION,
THE BOARD OF DIRECTORS AND THE STOCKHOLDERS

Section 5.01         General.  Subject to the express limitations set forth in these Articles or in the Bylaws, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02        Business Combinations.  The affirmative vote of the holders of not less than 80% of the outstanding shares of Voting Stock of the Corporation shall be required for the approval or authorization of any Business Combination. However, such 80% voting requirement shall not be applicable if: (1) the Board of Directors by unanimous vote or written consent shall have expressly approved in advance the acquisition of outstanding shares of Voting Stock of the Corporation that caused the Related Person to become a Related Person or shall have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person; or (2) the Business Combination is solely between the Corporation and another corporation, 100% of the Voting Stock of which is owned directly or indirectly by the Corporation. For purposes of this Section 5.02:

(1)   The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of the Corporation (including without limitation any voting securities of a subsidiary) to a Related Person, (c) any merger or consolidation of a Related Person with or into the Corporation, (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation, (e) the issuance of any securities (other than by way of pro rata distribution to all Stockholders) of the Corporation to a Related Person, and (f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(2)   The term “Related Person” shall mean and include any individual, corporation, partnership or other person or entity that, together with its Affiliates and “Associates” (as defined in Rule 12b-2 under the Exchange Act ), “Beneficially Owns” (as defined in Rule 13d-3 under the Exchange Act ) in the aggregate 10% or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of the Corporation.

(3)            The term “Substantial Part” shall mean more than 10% of the book value of the total assets of the Corporation as of the end of its most recent fiscal year ending prior to the time the determination is being made.

(4)            For purposes of this Section 5.02, without limitation, any Common Shares that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Related Person.

(5)           The term “Voting Stock” shall mean the outstanding shares of capital stock of an entity entitled to vote generally in such entity’s election of its board of directors or similar governing body. In a vote required by or provided for in this Section 5.02, each share of the Corporation’s Voting Stock shall have the number of votes granted to it generally in the election of Directors.

Section 5.03         Board of Directors.

(a)   The number of Directors constituting the whole Board of Directors as of the effective date of these Articles shall be six (6), which number may be increased or decreased from time to time in such manner as may be provided in the Bylaws; provided, however, that the number of Directors constituting the full Board of Directors shall not be less than five (5) nor more than thirteen (13), subject, at all times, to the rights of the holders of any class of Preferred Stock to elect Directors in certain circumstances specified pursuant to the express terms of such Preferred Stock.

(b)   The Board of Directors shall be classified into three (3) groups of Directors.  Each Director shall serve for successive terms ending at the Annual Meeting of Stockholders held during the third (3rd) year after election and until his or her successor shall have been duly elected and shall have qualified.  The names of the current Directors who shall serve until the next Annual Meeting of Stockholders in the year when their respective term expires and until their successors are duly elected and qualify are as follows:

C. Taylor Pickett	(Term to expire in 2011)
Harold J. Kloosterman	(Term to expire in 2011)

Bernard J. Korman	(Term to expire in 2012)
Thomas F. Franke	(Term to expire in 2012)

Edward Lowenthal	(Term to expire in 2013)
Stephen D. Plavin	(Term to expire in 2013)

Section 5.04         Restrictions on Ownership and Transfer.

(a)           Definitions. For purposes of Section 5.04 through Section 5.08, the following terms shall have the following meanings:

“Acquire” means the acquisition of Beneficial Ownership or Constructive Ownership of Equity Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered a Beneficial Owner or Constructive Owner. The terms “Acquires” and “Acquisition” shall have correlative meanings.

“Beneficial Ownership” means ownership of Equity Shares by a Person whether the interest in such Equity Shares is held directly or indirectly (including by a nominee) and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings. For purposes of determining the percentage ownership of Common Shares by any Person, Common Shares that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person shall be deemed to be outstanding prior to conversion, exchange or exercise, but not Common Shares issuable with respect to the conversion, exchange or exercise of securities of the Corporation held by other Persons.

“Beneficiary” means a beneficiary of the Trust as determined pursuant to Section 5.05(e) hereof.

“Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law or regulation or executive order to close.

“Common Share Ownership Limit” means, with respect to any class of Common Shares, ownership of 9.8% or more (by value or number of shares, whichever is more restrictive) of the outstanding Common Shares, subject to adjustment pursuant to Section 5.04(j) and to any other limitations contained in this Section 5.04.

“Constructive Ownership” means ownership of Equity Shares by a Person who could be treated as an owner of such Equity Shares, either actually or constructively, directly or indirectly (including by a nominee), through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) thereof. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Own” and “Constructively Owned” shall have correlative meanings.

“Equity Share Ownership Limit” means, with respect to the Corporation’s Equity Shares, either (i) the Common Share Ownership Limit, (ii) the Preferred Share Ownership Limit, or (iii) ownership of a combination of any class of Common Shares and/or Preferred Shares of 9.8% or more by value or total number (whichever is more restrictive) of the outstanding Equity Shares, subject to adjustment pursuant to Section 5.04(j) and to any other limitations contained in this Section 5.04.

“Excepted Holder” means a Person for whom an Excepted Holder Limit is created by these Articles or by the Board of Directors pursuant to Section 5.04(i).

“Excepted Holder Limit” means, provided that the affected Excepted Holder agrees to comply with the requirements established by these Articles or by the Board of Directors pursuant to Section 5.04(i) and subject to adjustment pursuant to Section 5.04(i), the percentage limit established for an Excepted Holder by these Articles or by the Board of Directors pursuant to Section 5.04(i).

“IRS” means the Internal Revenue Service of the United States.

“Market Price” means, on any date, with respect to any class or series of outstanding Equity Shares, the average of the Closing Price for such Equity Shares for the five (5) consecutive Trading Days ending on such date. The “Closing Price” on any date means the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by The NASDAQ Stock Market, Inc. (NASDAQ) or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Shares selected by the Board of Directors, or, if no such market maker exists, as determined in good faith by the Board of Directors.

“Preferred Share Ownership Limit” means, with respect to the Preferred Shares, ownership of 9.8% or more (by value or number of shares, whichever is more restrictive) of an outstanding class or series of Preferred Shares, subject to adjustment pursuant to Section 5.04(j) and to any other limitations contained in Section 5.04.

“Purported Beneficial Holder” means, with respect to any purported Transfer or Acquisition or other event or transaction that results in Shares-in-Trust, the Person for whom the applicable Purported Record Holder held the Equity Shares that were, pursuant to Section 5.04(c), automatically converted to Shares-in-Trust upon the occurrence of such event or transaction. The Purported Beneficial Holder and the Purported Record Holder may be the same Person.

“Purported Beneficial Transferee” means, with respect to any purported Transfer or Acquisition or other event or transaction that results in Shares-in-Trust, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Equity Shares if such Transfer or Acquisition that results in Shares-in-Trust had been valid under Section 5.04(b). The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

“Purported Record Holder” means, with respect to any purported Transfer or Acquisition or other event or transaction that results in Shares-in-Trust, the record holder of the Equity Shares that were, pursuant to Section 5.04(c), automatically converted to Shares-in-Trust upon the occurrence of such an event or transaction. The Purported Record Holder and the Purported Beneficial Holder may be the same Person.

“Purported Record Transferee” means, with respect to any purported Transfer or Acquisition or other event or transaction that results in Shares-in-Trust, the record holder of the Equity Shares if such Transfer or Acquisition that results in Shares-in-Trust had been valid under Section 5.04(b). The Purported Record Transferee and the Purported Beneficial Transferee may be the same Person.

“Restriction Termination Date” means the first day after the date on which the Board of Directors determines, in accordance with Section 5.04(l), that it is no longer in the best interests of the Corporation to attempt or continue to qualify as a REIT, and all actions necessary to terminate the Corporation’s status as a REIT hereunder have been taken, or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers set forth in these Articles is no longer required for the Corporation to qualify as a REIT.

“Shares-in-Trust” means those shares into which Equity Shares are automatically converted as a result of a purported Transfer, Acquisition or other event or transaction, as described in Section 5.04(c).

“Trading Day” means (i) a day on which the principal national securities exchange on which the affected class or series of Equity Shares is listed or admitted to trading is open for the transaction of business, or (ii) if the affected class or series of Equity Shares is not so listed or admitted to trading, any Business Day.

“Transfer” means any sale, transfer, gift, hypothecation, assignment, devise or other disposition of a direct or indirect interest in Equity Shares or the right to vote or receive dividends on Equity Shares, including without limitation (i) the granting of any option (including any option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Equity Shares or the right to vote or receive dividends on Equity Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares, whether voluntary or involuntary, of record, constructively or beneficially, and whether by operation of law or otherwise. The terms “Transfers,” “Transferred” and “Transferable” shall have correlative meanings.

“Trust” means a trust created pursuant to Section 5.05(a) hereof.

“Trustee” means the trustee of the Trust, as appointed by the Corporation or any successor trustee thereof, which Trustee shall not be an Affiliate of the Corporation or of the Purported Record Holder, the Purported Beneficial Holder, the Purported Record Transferee or the Purported Beneficial Transferee.

(b)   Ownership and Transfer Limitations.  At all times prior to the Restriction Termination Date, notwithstanding any other provision of these Articles, but subject to the exercise of the Board’s discretion to establish an Excepted Holder Limit under the provisions of Section 5.04(i), and subject to Section 5.06,

(i)            no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Equity Shares in excess of the Equity Share Ownership Limit, and no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder;

(ii)            no Person shall Beneficially Own or Constructively Own Equity Shares to the extent that such Beneficial or Constructive Ownership would cause the Corporation to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year); and

(iii)           no Person shall Beneficially Own or Constructively Own Equity Shares that would cause the Corporation to otherwise fail to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

Subject to Section 5.06 and notwithstanding any other provisions of these Articles, at all times prior to the Restriction Termination Date, any Transfer, Acquisition or other event or transaction that, if effective, would result in the Equity Shares of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

(c)   Shares-in-Trust. If, at any time prior to the Restriction Termination Date, any Transfer, Acquisition or other event or transaction that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Section 5.04(b)(i) or (iii) above,

(i)            then that number of Equity Shares that otherwise would cause such Person to violate Section 5.04(b)(i) or (iii) above (rounded up to the nearest whole share) shall be automatically converted into an equal number of Shares-in-Trust having terms, rights, restrictions and qualifications identical thereto (except to the extent that Section 5.04 or Section 5.05 requires different terms), effective as of the close of business on the Business Day next preceding the date of such Transfer, Acquisition or other event or transaction, and such Purported Beneficial Transferee shall thereafter have no rights in such Equity Shares, and

(ii)            if, for any reason, the conversion into Shares-in-Trust described in subsection (c)(i) above is not automatically effective as provided therein to prevent any Person from Beneficially Owning or Constructively Owning Equity Shares in violation of Section 5.04(b)(i) or (iii) above, then the Transfer, Acquisition or other event or transaction with respect to that number of Equity Shares that otherwise would cause any Person to violate Section 5.04(b)(i) or (iii) shall, subject to Section 5.06, be void ab initio, and the Purported Beneficial Transferee shall acquire no rights in such Equity Shares.

(d)   Remedies for Breach. If the Board of Directors, a duly authorized committee thereof or other designee, if permitted by the MGCL, shall at any time determine in good faith that a purported Transfer, Acquisition or other event or transaction has taken place in violation of Section 5.04(b) or that a Person intends to Acquire or has attempted to Acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of this Section 5.04 (whether or not such violation is intended), the Board of Directors or a committee thereof or other designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, Acquisition or other event or transaction from occurring or otherwise being effective, including, but not limited to, causing the Corporation to redeem Equity Shares, refusing to give effect thereto on the books of the Corporation or instituting injunctive proceedings with respect thereto; provided, however, that any Transfer, Acquisition, event or transaction in violation of Section 5.04(b) shall be void ab initio or automatically shall result in the conversion described in Section 5.04(c), as applicable, irrespective of any action (or inaction) by the Board of Directors or its designee.

(e)   Notice of Restricted Transfer. Any Person who Acquires or attempts to Acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 5.04(b) and any Person who Beneficially Owns or Constructively Owns Shares-in-Trust as a transferee of Equity Shares resulting in a conversion to Shares-in-Trust, pursuant to Section 5.04(c) or otherwise, shall immediately give written notice to the Corporation, or, in the event of a proposed or attempted Transfer, Acquisition, or purported change in Beneficial Ownership or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Corporation, of such event and shall promptly provide to the Corporation such other information as the Corporation, in its sole discretion, may request.

(f)   Owners Required to Provide Information. At all times prior to the Restriction Termination Date:

(i)            Every Beneficial Owner or Constructive Owner of more than five percent (5%) (or such lower percentages as determined pursuant to regulations under the Code or as may be requested by the Board of Directors, in its sole discretion), of the outstanding Equity Shares of any class or series shall annually, no later than thirty (30) days after the end of each taxable year, give written notice to the Corporation stating (1) the name and address of such Beneficial Owner or Constructive Owner; (2) the number of shares of each class or series of Equity Shares Beneficially Owned or Constructively Owned; and (3) a description of how such shares are held. Each such Beneficial Owner or Constructive Owner promptly shall provide to the Corporation such additional information as the Corporation, in its sole discretion, may request to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Common Share Ownership Limit or Preferred Share Ownership Limit and other restrictions set forth in these Articles.

(ii)            Each Person who is a Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the Stockholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner promptly shall provide to the Corporation such information as the Corporation, in its sole discretion, may request to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, or to determine any such compliance or to ensure compliance with the Equity Share Ownership Limits and other restrictions set forth in these Articles.

(g)   Remedies Not Limited. Subject to Section 5.06 and Section 5.04(l), nothing contained in this ARTICLE V shall limit the scope or application of the provisions of this Section 5.04, the ability of the Corporation to implement or enforce compliance with the terms of this Section 5.04 or the authority of the Board of Directors to take any such other action or actions as it may deem necessary or advisable to protect the Corporation and the interests of its Stockholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the Equity Ownership Limit for any class or series (or combination thereof) of Equity Shares and other restrictions set forth in this Section 5.04, including, without limitation, refusal to give effect to a transaction on the books of the Corporation.  For the avoidance of doubt, the Corporation is specifically authorized to seek equitable relief, including injunctive relief, to enforce the provisions of Section 5.04 and Section 5.05.

(h)   Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 5.04, including any definition contained in Section 5.02, Section 5.04(a) or Section 7.01, the Board of Directors shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section 5.04 with respect to any situation based on the facts known to it. In the event Section 5.04 or Section 5.05 requires an action by the Board of Directors and these Articles fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the purposes and intents set forth in these Articles. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 5.04) acquired Beneficial Ownership or Constructive Ownership of Equity Shares in violation of Section 5.04, such remedies (as applicable) shall apply first to the Equity Shares that, but for such remedies, would have been actually owned by such Person, and second to Equity Shares that, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Equity Shares based upon the relative number of the Equity Shares held by each such Person.

(i)   Waivers by Board. Upon notice of an Acquisition or Transfer or a proposed Acquisition or Transfer that results or would result in the intended transferee having Beneficial Ownership of Equity Shares in excess of the Equity Share Ownership Limit, the Board of Directors may, prospectively or retroactively, upon receipt of evidence that the Board of Directors deems to be satisfactory, in its sole discretion, determine that such Acquisition or Transfer does not or will not violate the “closely held” provisions of Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT, create an Excepted Holder Limit with respect to such transferee upon such conditions as the Board of Directors may determine, in its sole discretion.  Subject to Sections 5.04(b)(ii) and (iii), and without any action by the Board of Directors pursuant to this Section 5.04(i) or any other provisions of these Articles, an underwriter that participates in a public offering or private placement of Equity Shares, or Person acting in a similar capacity with respect to a financing involving Equity Shares, may Beneficially Own or Constructively Own Equity Shares in excess of the Equity Share Ownership Limit, but only to the extent necessary to facilitate such public offering, private placement or similar financing.

(j)   Increase in Common or Preferred Share Ownership Limit. Subject to the limitations contained in Section 5.04(k), the Board of Directors may from time to time increase the Equity Share Ownership Limit (or separately increase the Common Share Ownership Limit or the Preferred Share Ownership Limit) for one or more Persons and/or decrease the Equity Share Ownership Limit (or separately decrease the Common Share Ownership Limit or the Preferred Share Ownership Limit) for one or more Persons; provided, however, that a decrease in Equity Share Ownership Limit (or separate decrease in Common Share Ownership Limit or Preferred Share Ownership Limit) will not be effective for any Person whose percentage ownership of Equity Shares is in excess of such decreased Equity Share Ownership Limit (or separately decreased Common Share Ownership Limit or Preferred Share Ownership Limit), as appropriate, until such time as such Person’s percentage of the subject Equity Shares equals or falls below the decreased Equity Share Ownership Limit (or separately decreased Common Share Ownership Limit or Preferred Share Ownership Limit), but until such time as such Person’s percentage of the subject Equity Shares falls below such decreased Equity Share Ownership Limit (or separately decreased Common Share Ownership Limit or Preferred Share Ownership Limit), any further acquisition of Equity Shares will be in violation of the Equity Share Ownership Limit (including any separate Common Share Ownership Limit or Preferred Share Ownership Limit); and provided further, that the increased Equity Share Ownership Limit (or separately increased Common Share Ownership Limit or Preferred Share Ownership Limit) being granted to one or more new Persons does not or will not violate the “closely held” provisions of Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT.  Any decreases in the Equity Share Ownership Limits (or separate decreases in Common Share Ownership Limits or Preferred Share Ownership Limits) generally shall be made to ensure the Company’s continued status as a REIT, as determined by the Board of Directors in its sole discretion.

(k)   Limitations on Modifications.

(i)            The Equity Share Ownership Limit (including the Common Share Ownership Limit or the Preferred Share Ownership Limit) for a class or series of Equity Shares may not be increased and no additional Excepted Holder Limitations may be created if, after giving effect to such increase or creation, the Corporation would be “closely held” within the meaning of Section 856(h) of the Code.

(ii)            Prior to any granting of or modification to the Equity Share Ownership Limit (including the Common Share Ownership Limit or the Preferred Share Ownership Limit) for any Person, whether or not an Excepted Holder, the Board of Directors may, in its sole and absolute discretion, require such opinions of counsel, IRS ruling, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in each case in form and substance satisfactory to the Board, to determine or ensure the Corporation’s status as a REIT; provided, however that the Board of Directors shall not be obligated to require any such favorable ruling, opinion, affidavit, undertaking or agreement in order to create an Excepted Holder Limit.

(l)   REIT Qualification – Board Authority.  The Board of Directors shall have the authority and shall use its best efforts to cause the Corporation to qualify for federal income tax treatment as a REIT.  Notwithstanding any other provision of these Articles, if the Board of Directors shall at any time determine that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.

Section 5.05          Shares-In-Trust.

(a)   Ownership in Trust. Upon any purported Transfer or Acquisition or other event or transaction described in Section 5.04(b) that results in Shares-in-Trust pursuant to Section 5.04(c), such Shares-in-Trust shall be deemed to have been Transferred to a Trust for the exclusive benefit of the Beneficiary. Shares-in-Trust so held in trust shall be issued and outstanding Equity Shares of the Corporation. The Purported Record Transferee or Purported Record Holder shall have no rights in such Shares-in-Trust except as specifically provided in this Section 5.05.

(b)   Distribution Rights. Shares-in-Trust shall be entitled to the same rights and privileges as all other Equity Shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. Any dividend or distribution with a record date on or after the date that Equity Shares have been converted to Shares-in-Trust paid on such Equity Shares to the Purported Record Transferee or to the Purported Record Holder shall be repaid to the Trust, and any such dividend or distribution declared on such Equity Shares but unpaid shall be paid to the Trust, in each case for the benefit of the Beneficiary. The Corporation shall take all measures that it determines are reasonably necessary to recover the amount of any such dividend or distribution paid to the Purported Record Transferee or Purported Record Holder, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned or Constructively Owned by such Persons and, as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, paying over to the Trust for the benefit of the Beneficiary the dividends or distributions so received or withheld, as the case may be.

(c)   Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any other similar distribution of the assets of the Corporation, each holder of Shares-in-Trust resulting from the conversion of Equity Shares of any specified class or series shall be entitled to receive, ratably with each other holder of Shares-in-Trust resulting from the conversion of Equity Shares of such class or series together with each holder of Equity Shares of such class or series, that portion of the remaining assets of the Corporation, as are due to holders of Preferred Shares of such class or series or available for distribution to the holders of such class of Common Shares, as applicable.

The Trustee shall distribute to the Purported Record Transferee or Purported Record Holder the amounts received upon such liquidation, dissolution, winding up or distribution, provided that the Purported Record Transferee or Purported Record Holder shall not be entitled to receive amounts pursuant to this Section 5.05(c) in excess of the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such Transfer). Any remaining amounts shall be distributed to the Beneficiary.

(d)   Voting Rights. The Trustee shall be entitled to vote the Shares-in-Trust on any matters on which holders of Equity Shares of the same class or series are entitled to vote (except as required otherwise by the MGCL). Any vote taken with respect to Equity Shares that have been converted into Shares-In-Trust prior to the discovery by the Corporation that such Equity Shares have been converted into Shares-in-Trust shall, subject to applicable law, be rescinded and be void ab initio and be recast by the Trustee, in its sole and absolute discretion; provided that if the Corporation has already taken irreversible corporate action based on such vote, then such vote shall not be rescinded and the Trustee shall not have the authority to recast such vote. The Purported Record Transferee or Purported Record Holder shall be deemed to have given, as of the date of the conversion of such Equity Shares into Shares-in-Trust pursuant to Section 5.04(c), an irrevocable proxy to the Trustee to vote, in accordance with these Articles, the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.  Notwithstanding the provisions of Section 5.04 or Section 5.05, until the Corporation has received notification that the Equity Shares have been converted into Shares-in-Trust, the Corporation shall be entitled to rely on its share transfer and other Stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

(e)   Restrictions on Transfer; Designation of Beneficiary; Sales of Shares-In-Trust.

(i)   Except as otherwise described in this Section 5.05(e), Shares-in-Trust shall not be transferable. The Beneficiary shall be one or more charitable organizations described in Code Section 501(c)(3) (but not including any private foundation as defined in Code Section 509(a)), Code Section 170(b)(1)(A) or Code Section 170(c)(2) named by the Corporation within five (5) days after the Trust is established. However, for purposes of sales by the Trustee as set forth in this Section 5.05(e), the Trustee shall designate a permitted transferee of the Equity Shares represented by such Shares-in-Trust provided that the transferee (1) purchases such Equity Shares for valuable consideration and (2) acquires such Equity Shares without such acquisition resulting in another automatic conversion of Equity Shares into Shares-in-Trust. If the Corporation does not purchase the Shares-in-Trust pursuant to this Section 5.05(e), the Trustee shall (A) sell that number of Equity Shares represented by such Shares-in-Trust to the permitted transferee described above, (B) cause to be recorded on the books of the Corporation that the permitted transferee is the holder of record of such number of Equity Shares, and (C) cause the Shares-in-Trust to be canceled.

(ii)   In the event of a sale by the Trustee of the Equity Shares represented by such Shares-in-Trust, the Purported Record Transferee or Purported Record Holder shall receive from the Trustee a per share price equal to the lesser of (1) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) and (2) the price per share received by the Trustee, provided that such price per share shall be net of any commissions and other expenses of the sale. The proceeds shall be sent to such Person within five (5) Business Days after the closing of such sale transaction.

(iii)          All Shares-in-Trust will be deemed to have been offered for sale to the Corporation, or its designee, and the Corporation will have the right to accept such offer for a period of twenty (20) days after the later of (1) the date of the purported Transfer or Acquisition or other event or transaction described in Section 5.04(b) that results in such Shares-in-Trust, as set forth in a notice received by the Corporation pursuant to Section 5.04(e) and (2) if no such notice is received by the Corporation, the date the Corporation determines in good faith that a purported Transfer or Acquisition or other event or transaction described in Section 5.04(b) that results in such Shares-in-Trust occurred. If the Corporation accepts the offer to purchase such Shares-in-Trust, the purchase price per share shall be equal to the lesser of: (A) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price at the time of such gift or devise), or (B) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation may reduce the amount payable in connection with the purchase of such Shares-in-Trust by the amount of any dividends and other distributions that have been paid to the Purported Record Transferee or the Purported Record Holder and are owed by the Purported Record Transferee or the Purported Record Holder to the Trustee pursuant to Section 5.05(b).  The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Beneficiary.

(iv)          Any amounts received by the Trustee in excess of the amounts paid to the Purported Record Transferee or Purported Record Holder shall be distributed to the Beneficiary.

Section 5.06         Settlements. Nothing in Section 5.04 or Section 5.05 shall preclude the settlement of any transaction with respect to the Equity Shares entered into through the facilities of the NYSE or other national securities exchange on which the Equity Shares are listed. The fact that the settlement of any transaction occurs shall not negate the effect of any other provisions of Section 5.04 or Section 5.05, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in such Sections.

Section 5.07         Severability. If any provision of Section 5.04 or Section 5.05 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of Section 5.04 or Section 5.05 shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 5.08         Waiver. The Corporation shall have authority at any time to waive the requirements that Shares-in-Trust be issued or be deemed outstanding in accordance with the provisions of Section 5.04 or Section 5.05 if the Corporation determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Shares-in-Trust or the fact that such Shares-in-Trust are deemed to be outstanding, would jeopardize the status of the Corporation as a REIT.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right under this Section 5.08 shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 5.09         Business Combination Statute; Control Share Acquisition Statute.  The provisions of Subtitles 6 (Special Voting Requirements) and 7 (Voting Rights of Certain Control Shares) of Title 3 of the Corporations and Associations Article of the MGCL shall not apply to the Corporation unless the Board of Directors elects by resolution to be subject, in whole or in part, specifically, generally or generally by types, as to specifically identified or unidentified stockholders, to the provisions of either or both Subtitles.

Section 5.10         Vote Required. Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided by these Articles or the Bylaws.

ARTICLE VI

LIABILITY AND INDEMNIFICATION

Section 6.01         Limitation of Liability.  To the fullest extent that limitations on the liability of directors and officers are permitted by the MGCL, no Director or officer of the Corporation shall have any liability to the Corporation or the Stockholders for money or other damages. This limitation on liability applies to events occurring at the time a person serves as a Director or officer of the Corporation whether or not such person is a Director or officer at the time of any proceeding in which liability is asserted.

Section 6.02         Indemnification.  The Corporation shall indemnify and advance expenses to its Directors to the fullest extent that indemnification of, and advance of expenses to, directors is permitted by the MGCL. The Corporation shall indemnify and advance expenses to its officers to the same extent as its Directors and to such further extent as is consistent with applicable law. The Board of Directors may by Bylaw, resolution or agreement make further provision for indemnification of Directors, officers, employees and agents to the fullest extent permitted by the MGCL.

Section 6.03         Effect of Amendment.  No future amendment to these Articles shall affect any right of any person under this ARTICLE VI based on any event, omission or proceeding occurring prior to such amendment.

ARTICLE VII

MISCELLANEOUS

Section 7.01          Definitions.  As used in these Articles, the following terms shall have the following meanings unless the context otherwise requires:

“Affiliate” or “Affiliated” means, as to a specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Person specified.

“Articles” means these Articles of Amendment and Restatement, as the same may be amended or supplemented from time to time.

“Bylaws” means the bylaws of the Corporation, as the same are in effect and may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code means such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Common Shares” or “Common Stock” means the Corporation’s common stock, par value $.10 per share, which may be issued from time to time in accordance with the terms of these Articles and applicable law.

“Directors,” “Board of Directors” or “Board” means, collectively, the individuals appointed as Directors of the Corporation pursuant to Section 5.03 of these Articles so long as they continue in office and all other individuals who have been duly elected and qualify as Directors of the Corporation hereunder.

“Equity Shares” means shares of capital stock of the Corporation of any class or series, including Common Shares and Preferred Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Individual” means an individual and shall also include any organization, trust, foundation and other entity that is considered or treated as an individual for the purposes of Section 542(a)(2) of the Code.

“MGCL” means the Maryland General Corporation Law, as amended from time to time, or any successor statute thereto.

“NYSE” means the New York Stock Exchange, Inc.

“Person” means an Individual, corporation, partnership, estate, trust, association, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group, as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

“Preferred Shares” or “Preferred Stock” means shares of the Corporation’s preferred stock, par value $1.00 per share, which may be issued in one or more classes or series in accordance with the terms of these Articles and applicable law.

“REIT” means a “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.

“Stockholders” means the registered holders of the Equity Shares.

Section 7.02         Amendment.

(a)           The Corporation reserves the right from time to time to amend, alter or repeal any provision contained in these Articles in the manner now or hereafter prescribed by statute and these Articles, including any amendment that alters the contract rights of any class of outstanding stock as expressly set forth in these Articles, and all rights conferred on the Stockholders in these Articles are subject to this reservation.

(b)           Notwithstanding any of the provisions of these Articles or the Bylaws of the Corporation (and not withstanding the fact that a lesser percentage may be specified by law, these Articles or the Bylaws of the Corporation), the repeal or amendment of any provision of Section 5.02, Section 5.03, Section 5.04 or Section 5.05 shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of not less than 80% of the total number of votes entitled to be cast thereon.

(c)           The Board of Directors may amend these Articles by a majority vote of the entire Board and without any action by the Stockholders to the fullest extent so provided by the MGCL including, but not limited to, Section 2-605 of the MGCL.

Section 7.03         Governing Law. These Articles are executed and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision of these Articles shall be subject to and construed in accordance with the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

Section 7.04         Construction. In these Articles, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular, and words denoting any gender include both genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of these Articles.

THIRD: These Articles have been advised by the Board of Directors and approved by the Stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation in the State of Maryland and the name and address of the Corporation’s current registered agent are as set forth in ARTICLE III of these Articles.

FIFTH: The number of Directors of the Corporation and the names of those Directors currently in office are as set forth in Section 5.03 of these Articles.

SIXTH: The undersigned President acknowledges these Articles to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, Omega Healthcare Investors, Inc. has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President, and attested by its Secretary, on this 10th day of June, 2010.

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ C. Taylor Pickett
C. Taylor Pickett, President

ATTEST:

By:	/s/ Daniel J. Booth
Daniel J. Booth, Secretary

Omega Healthcare Investors, Inc.
Exhibit A to Articles of Amendment and Restatement

Series D Preferred

1.   Designation and Number.    A series of Preferred Stock, designated the “8.375% Series D Cumulative Redeemable Preferred Stock” (the “Series D Preferred Stock”), is hereby established. The number of shares of the Series D Preferred Stock shall be Four Million Seven Hundred Thirty-Nine Thousand Five Hundred (4,739,500).

2.   Maturity.    The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

3.   Rank.    The Series D Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to the Series D Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with the Series A and Series B Preferred Stock and all other equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series D Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all existing and future indebtedness of the Company. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series D Preferred Stock prior to conversion.

4.   Dividends.

(a)    Holders of shares of the Series D Preferred Stock are entitled to receive, when and as declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8.375% per annum of the Liquidation Preference (as defined below) per share (equivalent to a fixed annual amount of $2.09375 per share). Dividends on the Series D Preferred Stock shall be cumulative from the date of original issue and shall be payable in arrears for each period ended April 30, July 31, October 31, and January 31, on or before the 15th day of May, August, November, February, of each year, or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”). The first dividend will be paid on May 17, 2004, with respect to the period commencing on the date of issue and ending on April 30, 2004. Any dividend payable on the Series D Preferred Stock for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the last day of the preceding calendar month prior to the applicable Dividend Payment Date or on such other date designated by the Board of Directors of the Company that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b)    No dividends on shares of Series D Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)    Notwithstanding the foregoing, dividends on the Series D Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared and whether or not such is prohibited by agreement. Accrued but unpaid dividends on the Series D Preferred Stock will not bear interest and holders of the Series D Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Company or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series D Preferred Stock (other than a dividend in shares of the Company’s Common Stock or in shares of any other class of stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series D Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

(d)    Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series D Preferred Stock as to dividends and upon liquidation or redemptions for the purpose of preserving the Company’s qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended). Holders of shares of the Series D Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series D Preferred Stock as provided above. Any dividend payment made on shares of the Series D Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

5.    Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series D Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25 per share in cash or property at its fair market value as determined by the board of directors (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series D Preferred Stock as to liquidation rights. The Company will promptly provide to the holders of Series D Preferred Stock written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company; provided that, in each case, effective provision is made in the organizational documents of the resulting or surviving entity or otherwise for the rights of the holders of the Series D Preferred Stock to receive dividends and participate in any distribution upon liquidation, dissolution or winding up of the affairs of such resulting or surviving entity in a manner consistent with the provisions of this Article Third.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the Maryland General Corporation Law (the “MGCL”), no effect shall be given to amounts that would be needed if the Company would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of the Company whose preferential rights upon distribution are superior to those receiving the distribution.

6.   Redemption.

(a)    The Series D Preferred Stock is not redeemable prior to February 10, 2009 subject, however, to the provisions in paragraph (9) of this Article Third. On and after February 10, 2009, the Company, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem shares of the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except with respect to any shares of Series D Preferred Stock that constitute Excess Shares (as defined in paragraph 9 of this Article Third)) without interest. No shares of Series D Preferred Stock may be redeemed except with assets legally available for the payment of the redemption price.

Holders of Series D Preferred Stock to be redeemed shall surrender such Series D Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series D Preferred Stock has been given and if the funds necessary for such redemption have been set aside, separate and apart from other funds, by the Company in trust for the benefit of the holders of any shares of Series D Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

(b)    Unless full cumulative dividends on all shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series D Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock (except by exchange for capital stock of the Company ranking junior to the Series D Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of any shares of Series D Preferred Stock that constitute Excess Shares in order to ensure that the Company continues to meet the requirements for qualification as a real estate investment trust under the Internal Revenue Code, or the purchase or acquisition of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series D Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

(c)    Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series D Preferred Stock to be redeemed; (iv) the place or places where the Series D Preferred Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series D Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed.

(d)    Immediately prior to any redemption of Series D Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(e)    Excess Shares may be redeemed, in whole or in part, at any time when outstanding shares of Series D Preferred Stock are being redeemed, for cash at a redemption price of $25 per share, but excluding accrued and unpaid dividends on such Excess Shares, without interest. Such Excess Shares shall be redeemed in such proportion and in accordance with such procedures as shares of Series D Preferred Stock are being redeemed.

(f)    All Series D Preferred Shares redeemed pursuant to this Section 6 shall be retired and shall be reclassified as authorized and unissued preferred shares, without designation as to class or series, and may thereafter be reissued as any class or series of preferred shares.

7.   Voting Rights.

(a)    Holders of the Series D Preferred Stock will not have any voting rights, except as set forth below.

(b)    Whenever dividends on any shares of Series D Preferred Stock shall be in arrears for any six or more quarterly dividend periods, regardless of whether such quarterly periods are consecutive (a “Preferred Dividend Default”), the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of a similar arrearage respect to any Parity Preferred (as hereinafter defined). The holders of such shares of Series D Preferred Stock (voting separately as a class with all other series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to dividends or upon liquidation (“Parity Preferred”) upon which like voting rights have been conferred and are exercisable) will be entitled to vote separately as a class, in order to fill the vacancies thereby created, for the election of a total of two additional directors of the Company (the “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 20% of the Series D Preferred Stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series D Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In the event the directors of the Company are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to insure that the number of directors in each of the classes of directors are as equal as possible. Each Preferred Stock Director, as a qualification for election as such (and regardless of how elected) shall submit to the Board of Directors of the Company a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accumulated on such shares of Series D Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the terms of office of all persons elected as Preferred Stock Directors by the holders of the Series D Preferred Stock and any Parity Preferred shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of directors then constituting the Board of Directors shall be reduced accordingly. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series D Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series D Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series D Preferred Stock shall have been paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series D Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series D Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(c)    So long as any shares of Series D Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

(i)     amend, alter or repeal the provisions of the Charter or the Articles Supplementary, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock or the holders thereof;

(ii)    authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of Preferred Stock or rights to subscribe to or acquire any class or series of shares of Preferred Stock or any security convertible into any class or series of shares of Preferred Stock, in each case ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any shares of Preferred Stock into any such shares; provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series D Preferred Stock (or any equivalent class or series of stock issued by the surviving corporation in any merger or consolidation to which the Company became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series D Preferred Stock; and provided, further, that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(d)    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(e)    Except as expressly stated in these Articles Supplementary, the Series D Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series D Preferred Stock.

8.    Conversion.    The Series D Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

9.    Restrictions on Ownership and Transfer.    Once there is a completed public offering of the Series D Preferred Stock, if the Board of Directors shall, at any time and in good faith, be of the opinion that actual or constructive ownership of at least 9.9% or more of the value of the outstanding capital stock of the Company (“Excess Shares”) has or may become concentrated in the hands of one owner, the Board of Directors shall have the power (i) by means deemed equitable by the Board of Directors, and pursuant to written notice, to call for the purchase from any shareholder of the corporation a number of shares of Series D Preferred Stock sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of such beneficial owner to no more than 9.9% of the value of the outstanding capital stock of the corporation, and (ii) to refuse to transfer or issue shares of Series D Preferred Stock to any person whose acquisition of such Series D Preferred Stock would, in the opinion of the Board of Directors, result in the direct or indirect ownership by that person of more than 9.9% of the value of the outstanding capital stock of the Company. The purchase price for any shares of Series D Preferred Stock shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or if the shares are not then listed on a national securities exchange, the purchase price shall be equal to the redemption price of such shares of Series D Preferred Stock. Payment of the purchase price shall be made within thirty days following the date set forth in the notice of call for purchase and shall be made in such manner as may be determined by the Board of Directors of the Company. From and after the date fixed for purchase by the Board of Directors, as set forth in the notice, the holder of any shares so called for purchase shall cease to be entitled to dividends, and other benefits with respect to such shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any transfer of Series D Preferred Shares that would create an actual or constructive owner of more than 9.9% of the value of the outstanding shares of capital stock of this Company shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such Series D Preferred Shares shall be deemed, at the option of the corporation, to have acted as agent on behalf of the Company in acquiring such shares and to hold such shares on behalf of the Company.

Notwithstanding anything herein to the contrary, the Company and its transfer agent may refuse to transfer any shares of Series D Preferred Stock, passing either by voluntary transfer, by operation of law, or under the last will and testament of any shareholder if such transfer would or might, in the opinion of the Board of Directors or counsel to the Company, disqualify the Company as a Real Estate Investment Trust under the Internal Revenue Code. Nothing herein contained shall limit the ability of the corporation to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to preserve the Company’s tax status as a qualified Real Estate Investment Trust. Nothing herein contained shall preclude settlement of any transaction entered into through the facilities of the New York Stock Exchange.

10.   No Preemptive Rights.    No holder of Series D Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of Preferred Stock of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of Preferred Stock of the Company.